Exhibit 2.2

YEAR ENDED OCTOBER 31 2014

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S RESPONSIBILITY

The accompanying consolidated financial statements of Synodon Inc. are the responsibility of management and have been approved by the Board of Directors on recommendation by the Audit Committee.

The consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards. Where alternative accounting methods exist, management has chosen those which it deems most appropriate under the circumstances. Consolidated financial statements are not precise since they include amounts based on estimates and judgments. Management has determined such amounts to the best of its ability in a manner it deemed reasonable in order to ensure that the consolidated financial statements are presented fairly, in all material respects. Management has prepared financial information presented elsewhere in the accompanying management discussion and analysis and has ensured that it is consistent with that in the consolidated financial statements. In support of its responsibility, management maintains a system of internal controls to provide reasonable assurance as to the reliability of financial information and the safeguarding of assets.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board of Directors carries out this responsibility through its Audit Committee.

The Audit Committee is comprised of financially literate directors, appointed by the Board of Directors. The Audit Committee meets periodically with management and the external auditors to discuss internal controls over the financial reporting processes, auditing matters and financial reporting issues to satisfy itself that each party is properly discharging its responsibilities, and to review the consolidated financial statements and the external auditors’ report. The Audit Committee reports its findings to the Board of Directors for consideration when approving the consolidated financial statements for issuance to the shareholders. The Audit Committee also considers, for review by the Board of Directors and approval by the shareholders, the engagement or reappointment of the external auditors.

These consolidated financial statements have been audited by Ernst & Young LLP, the external auditors, in accordance with Canadian generally accepted auditing standards on behalf of the shareholders. Ernst & Young LLP has full and free access to the Audit Committee.

(signed) “Adrian Banica”	(signed) “Nimal Rodrigo”
Adrian Banica, Director	Nimal Rodrigo
Chief Executive Officer	Chief Financial Officer

SYNODON	2014 Audited Consolidated Financial Statements	2

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of

Synodon Inc.

We have audited the accompanying consolidated financial statements of Synodon Inc., which comprise the consolidated statements of financial position as at October 31, 2014 and 2013, and the consolidated statements of comprehensive loss, changes in equity and cash flows for the years then ended and a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Synodon Inc. as at October 31, 2014 and 2013, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards.

Emphasis of matter

Without qualifying our opinion, we draw attention to Note 1 in the consolidated financial statements which indicates that the Company has incurred significant losses since incorporation and as at October 31, 2014, the Company has an accumulated deficit of $17,897,928. These conditions, along with other matters as set forth in Note 1, indicate the existence of a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern.

Edmonton, Canada February 27, 2015

A member firm of Ernst & Young Global Limited

Consolidated Statements of Financial Position

		As at October 31
	Notes	2014	2013

ASSETS

Current

Cash and cash equivalents		$458,782	$1,250,183

Accounts receivable		366,531	281,063

Unbilled revenue		651,824	109,578

Prepaid expenses and deposits		33,026	66,265

Work in progress		87,106	25,974

Total Current Assets		1,597,269	1,733,063

Equipment	4	84,372	50,553

Intangible assets	5	26,573	1,100

Total Assets		$1,708,214	$1,784,716

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current

Accounts payable and accrued liabilities	9	$854,272	$514,633

Billings in excess of earnings		174,547	-

Total Current Liabilities		1,028,819	514,633

Long term repayment of government assistance	9	24,955	-

Total Liabilities		1,053,774	514,633

Commitments	6

Shareholders’ equity

Share capital	7	10,984,266	10,528,916

Warrants issued	7	34,449	96,717

Foreign currency translation reserve		71,448	712

Contributed surplus	7	7,462,205	7,262,574

Deficit		(17,897,928)	(16,618,836)

Total Shareholders’ Equity		654,440	1,270,083

Total Liabilities and Shareholders’ Equity		$1,708,214	$1,784,716

See accompanying notes

On behalf of the Board:

(signed) “Adrian Banica”	(signed) “John Pinsent, FCA”

Adrian Banica, Director	John Pinsent, Director
Chief Executive Officer	Audit Committee Chair

SYNODON	2014 Audited Consolidated Financial Statements	3

Consolidated Statements of Comprehensive Loss

		For the years ended October 31
	Notes	2014	2013

REVENUE		$2,084,551	$729,172

COST OF SALES		705,225	362,483

GROSS MARGIN		1,379,326	366,689

EXPENSES

Research and development, net of government assistance	10	385,556	182,026

Amortization of intangible assets	5	6,414	4,466

Depreciation of equipment	4	7,064	11,449

Sales and marketing		671,121	681,807

Financing charges and interest		6,522	15,028

Foreign exchange losses (gains)		(50,439)	(20,508)

Stock-based compensation	7	111,042	-

Office, general and administrative		1,452,033	1,234,343

Bad debt expense		-	266,306

Other net expense (income)		(1,631)	(2,267)

Net loss for the year		(1,208,356)	(2,005,961)

Other comprehensive loss (income)		70,736	(2,058)

Total comprehensive loss for the year		$(1,279,092)	$(2,003,903)

Loss per share - basic and diluted		($0.02)	($0.03)

Weighted average number of common shares outstanding		82,979,600	68,168,609

See accompanying notes

SYNODON	2014 Audited Consolidated Financial Statements	4

Consolidated Statements of Changes in Equity

				Foreign Currency
	Share	Warrants	Contributed	Translation
	Capital	Issued	Surplus	Reserve	Deficit	Total

Balance, October 31, 2012	$ 9,908,156	$ 1,734,113	$ 3,701,277	$ 2,770	$ (14,614,933)	$ 731,383

Private placements	300,000	-	-	-	-	300,000

Share issue cost	(27,464)	-	-	-	-	(27,464)

Warrants issued on private placement	(106,779)	106,779	-	-	-	-

Warrant issue costs	10,062	(10,062)	-	-	-	-

Warrants expired: 2010 private placement	-	(779,045)	779,045	-	-	-

Warrants expired: 2011 private placement	-	(445,082)	445,082	-	-	-

Warrants expired: 2012 private placement	-	(65,045)	65,045	-	-	-

Warrants exercised	444,941	(444,941)	2,272,125	-	-	2,272,125

Total comprehensive loss for the year	-	-	-	(2,058)	(2,003,903)	(2,005,961)

Balance, October 31, 2013	10,528,916	96,717	7,262,574	712	(16,618,836)	1,270,083

Private placements	460,275	-	-	-	-	460,275

Share issue cost	(64,254)	-	-	-	-	(64,254)

Warrants issued on private placement	(39,782)	39,782	-	-	-	-

Warrant issue costs	5,333	(5,333)	-	-	-	-

Warrants expired: 2012 private placement	-	(82,483)	82,483	-	-	-

Warrants exercised	67,650	(14,234)	14,234	-	-	67,650

Options exercised	26,128	-	(8,128)	-	-	18,000

Stock-based compensation	-	-	111,042	-	-	111,042

Total comprehensive loss for the year	-	-	-	70,736	(1,279,092)	(1,208,356)

Balance, October 31, 2014	$ 10,984,266	$ 34,449	$ 7,462,205	$ 71,448	$ (17,897,928)	$ 654,440

See accompanying notes

SYNODON	2014 Audited Consolidated Financial Statements	5

Consolidated Statements of Cash Flows

	For the years ended October 31
	2014	2013

OPERATING ACTIVITIES

Net loss for the year	$(1,279,092)	$(2,003,903)

Add charges to operations not requiring a current cash payment

Translation from foreign operations	70,736	(2,058)

Stock based compensation	111,042	-

Amortization of intangible assets	6,414	4,466

Depreciation of equipment	7,064	11,449

Bad debt expense	-	266,306

Funds used in operation	(1,083,836)	(1,723,740)

Changes in non-cash working capital balances related to operations

Accounts receivable	(85,468)	(76,925)

Unbilled revenue	(542,246)	(24,620)

Work in progress	(61,132)	(19,461)

Deposits on distribution rights option	-	(10,004)

Prepaid expenses and deposits	33,239	19,404

Billings in excess of earnings	174,547	-

Accounts payable and accrued liabilities	339,639	(2,111)

Long term repayment of government assistance	24,955	-

Cash used in operating activities	(1,200,302)	(1,837,457)

INVESTING ACTIVITIES

Proceeds on disposal of equipment	852	-

Purchase of equipment and intangible assets	(73,622)	(2,818)

Cash used in investing activities	(72,770)	(2,818)

FINANCING ACTIVITIES

Issuance of shares	460,275	2,572,125

Payment of share and warrant issuance costs	(64,254)	(27,464)

Exercise of options	18,000	-

Exercise of warrants	67,650	-

Cash provided by financing activities	481,671	2,544,661

Net increase (decrease) in cash during the year	(791,401)	704,386

Cash, beginning of year	1,250,183	545,797

Cash, end of year	$458,782	$1,250,183

Supplemental cash flow information

Interest paid	$406	$277

See accompanying notes

SYNODON	2014 Audited Consolidated Financial Statements	6

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

1. NATURE OF BUSINESS AND GOING CONCERN

Synodon Inc. (“Synodon” or the “Company”) was incorporated on August 14, 2000 in Alberta, Canada and commenced trading on the TSX Venture Exchange on January 19, 2007. The Company’s registered office is located in Edmonton, Alberta and its corporate office is located at 6916 Roper Road Edmonton, Alberta T6B 3H9.

Synodon has developed a proprietary remote gas sensing instrument called realSens™ (the technology) capable of detecting ground-level hydrocarbon gas occurrences from an aircraft. The instrument is capable of detecting gasses evaporating off of liquid hydrocarbons, thus enabling it to detect both liquid and gas occurrences. realSens™ forms the basis of Synodon’s pipeline integrity management services, which include oil and gas leak detection and several additional services.

These consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred significant losses since incorporation and as at October 31, 2014, had an accumulated deficit of $17,897,928 (October 31, 2013: $16,618,836). The Company’s ability to continue as a going concern is dependent on its ability to obtain additional financing and ultimately on its ability to achieve profitable operations. There can be no assurances that the Company will be able to secure additional financing or that it will become profitable on a consistent basis. These conditions result in a material uncertainty that casts significant doubt about the Company’s ability to continue as a going concern. This is further discussed in Note 14 as a part of the Company’s liquidity risk discussion.

These consolidated financial statements do not reflect any adjustments to the carrying values of assets and liabilities, the reported expenses and consolidated statements of financial position classifications that would be necessary if the going concern assumption was to be determined to be inappropriate

These consolidated financial statements were authorized for issuance by the Board of Directors on February 27, 2015.

2. BASIS OF PREPARATION

a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

b)	Basis of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Subsidiaries are all entities over which the Company has the power to govern the financial and operating policies generally accompanying a shareholding of more than half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Company. They are deconsolidated from the date that control ceases. The Company has only one subsidiary, Synodon Corporation, a Delaware company incorporated on November 15, 2011.

The financial statements of Synodon Corporation are prepared for the same reporting year as the Company using consistent accounting policies. Inter-company transactions, balances and unrealized gains or losses arising from transactions between the companies are eliminated in full on consolidation.

c)	Basis of measurement

These consolidated financial statements have been prepared on a historical cost basis using accounting policies as set out in Note 3.

d)	Functional and presentation currency

The functional currency of the Company’s subsidiary is U.S. dollars. These consolidated financial statements are presented in Canadian dollars, which is the Company’s functional and presentation currency.

e)	Use of estimates and judgements

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income

SYNODON	2014 Audited Consolidated Financial Statements	7

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013 and expenses. Actual results may differ from those estimates. The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

The key sources of estimation uncertainty involving a high degree of complexity, or that have a significant risk of causing a material adjustment to the amounts recognized in the consolidated financial statements are:

Revenue Recognition

Revenue is recognized on a percentage of completion basis that requires management’s best estimate of several variables required to complete each contract. It is therefore possible that changes in future conditions could require a material change in recognized revenue.

Impairment of financial assets

Financial assets are assessed at each reporting date to determine whether there is any objective evidence for impairment. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows of that asset. An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the original effective interest rate. Individually significant financial assets are tested for impairment on an individual basis. The remaining financial assets are assessed collectively in groups that share similar credit risk characteristics. All impairment losses are recognized in profit or loss in the consolidated statements of comprehensive loss. An impairment loss is reversed if the reversal can be related objectively to an event that occurred after the impairment loss was recognized. For financial assets measured at amortized cost the reversal is recognized in profit or loss in the consolidated statements of comprehensive loss. While the Company has not recognized an impairment of accounts receivable for the year ended October 31, 2014, the reader is advised to consider the disclosure made in Note 14 with respect to credit risk.

Impairment of non-financial assets

At each reporting date the Company assesses whether there are any indicators of impairment for all non-financial assets, as described in Note 3.

Going concern

An assessment of the Company’s ability to fund future working capital requirements involves judgment. The board of directors and management monitor future cash requirements to assess the Company’s ability to meet these requirements. Further information regarding going concern is outlined in Note 1 and the reader is advised to consider the liquidity risk disclosure in Note 14.

Taxation

The Company and its subsidiary are subject to taxation under applicable tax laws in force in various jurisdictions. Provisions for taxes are made using the best estimate of the amount expected to be paid based on a qualitative assessment of all relevant factors. The Company reviews the adequacy of these provisions at the end of the reporting period. However, it is possible that at some future date an additional liability could result from audits by taxing authorities. Where the final outcome of these tax-related matters is different from the amounts that were initially recorded, such differences will affect the tax provisions in the period in which such determination is made.

Share-based payments

The Company measures the cost of its share based payments to directors, officers, employees and consultants by reference to the fair value of equity instruments. The fair value of each share option is measured at the date of grant using the Black-Scholes option-pricing model based upon the option exercise price, the share price at the date of grant, expected volatility, risk free interest rate for the life of the option, the estimated life of the share option and the dividend yield. (Note 7)

Changes to assumptions may have a material impact on the amounts presented.

SYNODON	2014 Audited Consolidated Financial Statements	8

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been consistently applied to all periods presented in these consolidated financial statements.

a)	Revenue recognition

The Company’s services are generally priced based on the number of kilometres or miles to be surveyed. Revenue is recognized on a percentage of completion basis that reflects an estimation of the total labour hours required to complete each contract versus the actual hours spent at the time of reporting. Unbilled revenue represents the revenue recognized on a percentage of completion basis for contracts in process. Provisions for estimated losses on all incomplete contracts are made in the period in which such losses are determined.

The Company recognizes revenue on distribution rights options at the expiry of the term of the option unless the agreement has a non-extendable term and is non-refundable, in which case the revenue is recognized over the term of the agreement. Until the amounts are recognized as revenue they are carried as deposits on distribution rights options on the statement of financial position.

b)	Cash and cash equivalents

Cash and cash equivalents for the purposes of the consolidated statements of financial position and the consolidated statements of cash flows, consist of cash and highly liquid interest bearing term deposits that are readily convertible to known amounts of cash, with terms to maturity of up to three months. The cash and cash equivalents serve as the Company’s primary source of cash and fluctuate directly as a result of its cash flows from operating, investing and financing activities.

c)	Foreign currency

The consolidated financial statements of entities that have a functional currency different from that of the Company (“foreign operations”) are translated into Canadian dollars as follows: assets and liabilities are translated at the closing rate at the date of the consolidated statements of financial position; income and expenses are translated at the average rate of exchange in effect during the period. All resulting exchange differences will be recognized in other comprehensive loss (income) and accumulated in a separate component of equity referred to as foreign currency translation reserve.

When a foreign operation is disposed of, the cumulative amount of the exchange differences relating to that foreign operation is reclassified from equity to profit or loss.

Monetary items denominated in foreign currencies are translated to Canadian dollars at exchange rates in effect at date of the statements of financial position and non-monetary items are translated at rates of exchange in effect when the assets are acquired or obligations incurred. Revenue and expenses are translated at rates in effect at the time of the transactions. Foreign exchange gains and losses are included in profit or loss in the current period.

d)	Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument giving rise to the assets or liabilities. Financial assets are derecognized when the rights to receive cash flows from the assets have expired, or have been transferred along with substantially all risks and rewards of ownership. Financial assets and liabilities are offset and the net amount is reported on the consolidated statements of financial position when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

At initial recognition the Company classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired:

i)	Financial assets and liabilities at fair value through profit or loss

A financial asset or liability is classified in this category if acquired principally for the purpose of selling or repurchasing it in the short-term. Derivatives are also included in this category unless they are designated as hedges. Financial instruments in this category are recognized initially and subsequently at fair value. Transaction costs are expensed in the consolidated statements of comprehensive loss. Gains and losses arising from changes in fair value are presented in the consolidated statements of comprehensive loss within other gains and losses in the period in which they arise. Financial assets and liabilities at fair value through profit or loss are classified as current except for the portion expected to be realized or paid beyond twelve months of the consolidated statements of financial position dates, which are classified as non-current.

SYNODON	2014 Audited Consolidated Financial Statements	9

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

Financial assets at fair value through profit or loss comprise cash and cash equivalents. The Company does not have any financial liabilities at fair value through profit or loss.

ii)	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost using the effective interest method less a provision for impairment. The Company’s loans and receivables comprise accounts receivable and unbilled revenue, and are included in current assets due to their short-term nature.

iii)	Financial liabilities at amortized cost

Financial liabilities classified at amortized cost are initially recognised at fair value less directly attributable transaction costs. After initial recognition the liabilities are measured at amortized cost using the effective interest method. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability, or, where appropriate, a shorter period.

Financial liabilities at amortized cost comprise accounts payable and accrued liabilities, billings in excess of earnings and deposits on distribution rights option.

e)	Work in progress

Work in progress, which is comprised of labour and expenses incurred for the execution of customer contracts prior to completion of the contracts, is recorded at the lower of cost or net realizable value.

f)	Equipment

Equipment is recorded at cost less accumulated depreciation. Management assesses the carrying value of all equipment for indications of impairment at the end of each reporting period. An impairment is recognized when the carrying value of the asset exceeds its estimated recoverable amount.

Depreciation is provided over the estimated useful lives of assets using the following methods and rates with half-year depreciation provided in the year of acquisition:

Computer equipment	3 years straight-line
Laboratory equipment	20% declining balance
Furniture and fixtures	20% declining balance

Depreciation is not recorded for assets not yet in use.

g)	Intangible assets

Intangible assets are recorded at cost less accumulated amortization. Management assesses the carrying value of all intangible assets using its best estimate of discounted future cash flows whenever conditions arise which could indicate a possible impairment. An impairment is recognized when the carrying value of the asset exceeds its estimated recoverable amount.

Amortization is provided over the estimated useful lives of the assets using the following method and rate with half-year amortization provided in the year of acquisition:

Computer software	3 years straight-line

h)	Leases

The Company records lease obligations as either operating leases or finance leases. Finance leases are those where substantially all of the benefits and risks of ownership have been transferred to the Company, whereas under operating leases, substantially all of the benefits and risks of ownership have not been transferred to the Company. Finance lease obligations are accounted for as the acquisition of property and equipment and a related obligation measured at the present value of future minimum lease payments. The related assets are depreciated over their estimated useful lives and finance expense is recognized as a component of periodic lease payments. Operating leases are expensed on a straight-line basis over the lease term. As at October 31, 2014, all leases entered into by the Company were operating leases (October 31, 2013: all operating leases).

SYNODON	2014 Audited Consolidated Financial Statements	10

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

i)	Provisions

Provisions are recognized when the Company has a present obligation (legal or constructive) due to a past event and it is probable that a future outflow of resources will be required to settle the obligation, provided that a reliable estimate can be made of the amount of the obligation. Provisions are measured at the present value of the expected future expenditures required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the obligation. The increase in the provision due to passage of time is recognized as a finance expense.

j)	Research and development

Research costs are expensed in the period incurred. Research and development investment tax credits and government grants, if received, are applied against the deferred costs or as a reduction in the related expense, as applicable, in the period in which the investment tax credits and government grants are received. The repayment of government assistance received is discussed in the section below.

k)	Government assistance

Government assistance in connection with research activities is recognized as an expense reduction in the period that the related expenditure is incurred. Federal and provincial investment tax credits are accounted for as a reduction of expenditures in the period in which the credits are earned and when there is likely assurance of their recovery. Assistance related to future periods is deferred and recognized as an expense reduction as the related expenses are incurred. Repayments of assistance are recorded in the period the repayment becomes payable as an increase of the related expense. Repayments related to future periods are treated as contingent liabilities until such time as the ultimate obligation can be measured with sufficient reliability to recognize a liability.

l)	Income taxes

Income tax expense comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent it relates to items recognized in other comprehensive income or directly in equity.

m)	Deferred tax

Deferred tax is recognized, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated statements of financial position. Deferred tax is calculated using tax rates and laws that have been enacted or substantively enacted at the end of the reporting period, and which are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax liabilities are recognized for all temporary differences, except:

●

in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary difference can be controlled and it is probable that the temporary difference will not reverse in the foreseeable future; and,

Deferred tax assets are recognized for all deductible temporary differences, the carry-forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilized, except:

●

In respect of deductible temporary differences associated with investments in subsidiaries where deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized ; and,

●

When the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

n)	Stock-based compensation

Officers, directors, employees and consultants may receive remuneration in the form of stock-based compensation, whereby services rendered are compensated for equity-settled transactions, including both shares and/or share options. The cost of equity-settled transactions is recognized, together with a corresponding increase in contributed surplus in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of equity instruments that will ultimately vest. The expense or credit for a period recognized in profit or loss represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognised in stock-bas  ed

SYNODON	2014 Audited Consolidated Financial Statements	11

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013 compensation expense. No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions when vesting is conditional upon a market or non-vesting condition. These are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied provided that all other performance and/or service conditions are satisfied.

Equity-settled stock-based compensation is measured at fair value at the grant date using the Black-Scholes pricing model with assumptions as described in Note 7, unless fair value is not reliably estimable. In such cases, the fair value of the equity instrument is used. Any consideration paid by employees upon exercise of stock options is recorded as an increase to share capital. The Company’s stock-based compensation plan is more fully described in Note 7.

o)	Loss per share

The Company presents basic and diluted loss per share data for its common shares. Basic loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted loss per share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period after giving effect to potentially dilutive instruments. The dilutive effect of stock options and warrants is determined using the treasury stock method, whereby options and warrants that are anti-dilutive are excluded from the calculation of the diluted loss per share.

p)	Geographical segments

As at October 31, 2014, the Company operates in two geographical segments, namely Canada and the U.S., based on location of pipeline.

Revenue related to each geographical segment is as follows:

For the year ended	Canada	U.S.	Total

October 31, 2014	$492,302	$1,592,249	$2,084,551

October 31, 2013	$528,149	$201,023	$729,172

U.S. operations are not separately reviewed and utilize shared resources between the Corporation and its subsidiary. The Company does not regard its U.S. operations as an operating segment for financial statement reporting purposes.

q)	Economic dependence

Three customers accounted for 70% of the Company’s consolidated revenue (2013: five accounted for 73%).

r)	Recent accounting pronouncements

(1)	Standards adopted

IFRS 7 Disclosures - Offsetting Financial Assets and Financial Liabilities — Amendments to IFRS 7

These amendments require an entity to disclose information about rights to set-off and related arrangements (e.g., collateral agreements). The disclosures provide users with information that is useful in evaluating the effect of netting arrangements on an entity’s financial position. The new disclosures are required for all recognized financial instruments that are set off in accordance with IAS 32 Financial Instruments: Presentation. The disclosures also apply to recognized financial instruments that are subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are set off in accordance with IAS 32. These amendments affect presentation only and have no impact on the Company’s financial position or performance.

IFRS 13 Fair Value Measurement

In May 2011, the IASB published IFRS 13 Fair Value Measurement, which is effective prospectively for annual periods beginning on or after January 1, 2013. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. These amendments affect presentation only and have no impact on the Company’s financial position or performance.

(2)	Standards issued but not yet effective

The standards and interpretations that are issued, but not yet effective, as of the date of the Company’s consolidated financial statements are disclosed below. The Company intends to adopt these standards, if applicable, when they become effective.

SYNODON	2014 Audited Consolidated Financial Statements	12

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

IFRS 9, Financial Instruments (IFRS 9)

IFRS 9, Financial Instruments (IFRS 9), reflects the IASB’s work on the replacement of IAS 39, Financial Instruments: Recognition and Measurement (IAS 39) and will be completed and implemented in three separate phases: 1) Classification and measurement of financial assets and liabilities; 2) Impairment methodology; and 3) Hedge accounting. General hedge accounting requirements will be added as part of phase 3 of the IFRS 9 project, while accounting for macro hedging has been decoupled from IFRS 9 and will now be considered and issued as a separate standard. The IASB decided in November 2013 to delay the mandatory effective date of IFRS 9 and to leave open the mandatory effective date pending the finalization of the impairment requirements. The adoption of IFRS 9 will have an effect on the classification and measurement of the Company’s financial assets, but no impact on the classification and measurement of the Company’s financial liabilities.

Amendments to IAS 1 – Financial Statement Presentation

IASB issued amendments to IAS 1, “Presentation of Financial Statements” to improve the consistency and clarity of items presented in other comprehensive income. The amendments require that items presented in other comprehensive income be grouped into two categories: i) items that may be reclassified into profit or loss at a future date, and ii) items that will never be reclassified into profit or loss. This amendment affects presentation only and has no impact on the Company’s financial position or performance.

These amendments become effective for annual periods beginning on or after January 1, 2014.

Revenue from Contracts with Customers (“IFRS 15”)

On May 28, 2014, the International Accounting Standards Board and the Financial Accounting Standards Board jointly issued IFRS 15 Revenue from Contracts with Customers. The core principle of the new Standard is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which the company expects to be entitled in exchange for those goods or services. The new Standard will also result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. IFRS 15 is effective for annual periods beginning on or after January 1, 2017. The Company is currently evaluating the impact of this standard on its consolidated financial statements.

4. EQUIPMENT

During the year ended October 31, 2011, the Company began production of a second realSens instrument. As at October 31, 2014, no depreciation has been recorded as the instrument has not been completed and as such is not available for use.

	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Cost

Balance as at October 31, 2012	$36,506	$12,469	$34,932	$20,159	$104,066

Additions	2,277	-	-	541	2,818

Balance as at October 31, 2013	38,783	12,469	34,932	20,700	106,884

Additions	7,792	-	33,087	856	41,735

Disposals	(884)	-	-	-	(884)

Balance as at October 31, 2014	$45,691	$12,469	$68,019	$21,556	$147,735

SYNODON	2014 Audited Consolidated Financial Statements	13

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Accumulated Depreciation

Balance as at October 31, 2012	$25,123	$7,681	$-	$12,078	$44,882

Depreciation in year	8,383	1,396	-	1,670	11,449

Balance as at October 31, 2013	33,506	9,077	-	13,748	56,331

Depreciation in year	4,907	679	-	1,478	7,064

Disposals	(32)	-	-	-	(32)

Balance as at October 31, 2014	$38,381	$9,756	$-	$15,226	$63,363

	Computer equipment	Laboratory equipment	realSens equipment	Furniture and fixtures	Total

Carrying Amount

Balance as at October 31, 2012	$11,383	$4,788	$34,932	$8,081	$59,184

Balance as at October 31, 2013	5,277	3,392	34,932	6,952	50,553

Balance as at October 31, 2014	$7,310	$2,713	$68,019	$6,330	$84,372

No impairment of equipment was recorded during the year (2013: $nil).

5. INTANGIBLE ASSETS

Cost	Computer Software
Balance as at October 31, 2012	$ 27,073

Balance as at October 31, 2013	27,073
Additions	31,887
Disposals	-

Balance as at October 31, 2014	$ 58,960

Amortization	Computer Software
Balance as at October 31, 2012	$ 21,506

Balance as at October 31, 2013	25,973
Amortization in year	6,414
Disposals	-

Balance as at October 31, 2014	$ 32,387

Carrying amount	Computer Software
Balance as at October 31, 2012	$ 5,567

Balance as at October 31, 2013	1,100

Balance as at October 31, 2014	$ 26,573

During the year ended October 31, 2014, the Company recorded intangible assets amortization of $6,414 (2013: $4,466).

SYNODON	2014 Audited Consolidated Financial Statements	14

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

No impairment of intangible assets was recorded during the year (2013: $nil).

6. COMMITMENTS

The Company is committed to components for the production of realSens™ equipment and a software subscription service.

The commitments for each of the next four years are as follows:

FY 2015	$127,442

FY 2016	23,937

FY 2017	26,175

FY 2018	8,243

Total	$185,797

SYNODON	2014 Audited Consolidated Financial Statements	15

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

7. SHARE CAPITAL

	As at October 31
	2014	2013

Authorized

Unlimited number of Class A voting common shares

Unlimited number of Class B voting common shares

Unlimited number of Class C non-voting common shares

Unlimited number of Class D non-voting common shares

Unlimited number of Class E non-voting, redeemable, retractable preferred shares

Issued and outstanding

Class A common shares	$10,984,266	$10,528,916

Class A common shares - Shares	84,347,033	81,991,033

	Number of shares	Total

Balance, October 31, 2012	64,306,361	$9,908,156

Issued in private placement, net of costs of issuance of $28,268 and net of fair value of warrants of $106,779	3,000,000	175,819

Issued on the exercise of warrants	14,684,672	444,941

Balance, October 31, 2013	81,991,033	10,528,916

Issued in private placement, net of costs of issuance of $64,254 and net of fair value of warrants of $39,782	1,805,000	361,572

Issued on the exercise of options	100,000	26,128

Issued on the exercise of warrants	451,000	67,650

Balance, October 31, 2014	84,347,033	$10,984,266

On July 15, 2014, the Company closed a private placement for aggregate gross proceeds of $460,275 consisting of 1,805,000 units at an issue price of $0.255 per unit. Each unit comprised one Class A common share and one half of one share purchase warrant. Each whole warrant entitles the holder to purchase one additional Class A common share of Synodon at an exercise price of $0.375 per share until July 11, 2015. The Class A common shares and warrants issued were subject to a four-month statutory hold period that expired on November 12, 2014.

In connection with the above private placement the Company paid finder’s fees totaling $2,550 and issued 10,000 finder’s warrants. Each finder’s warrant entitles the holder to purchase one Class A common share of Synodon at an exercise price of $0.255 per share until July 11, 2015.

The fair value of the warrants and finder’s warrants was determined to be $0.04 per warrant using the Black-Scholes pricing model and assuming a risk-free interest rate of 1.1%, a dividend yield of 0%, an expected volatility of 72.3% and an expected life of the

SYNODON	2014 Audited Consolidated Financial Statements	16

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013 warrants of twelve months. The resulting fair value of $39,782 ($39,346 for warrants and $436 for finder’s warrants) is included in the warrants issued. Costs of issuance were allocated to these warrants in the amount of $5,333.

On May 27, 2014, options were exercised to purchase 100,000 Class A common shares at $0.18 per share.

During fiscal 2014, 451,000 warrants were exercised at $0.15 resulting in proceeds of $67,650.

During fiscal 2013, 13,902,597 warrants were exercised at $0.15, 532,075 warrants were exercised at $0.21 and 250,000 warrants were exercised at $0.30 per share for total proceeds of $2,389,436.

On December 13, 2012 the Company completed a private placement of 3,000,000 units at a price of $0.10 per unit for aggregate gross proceeds of $300,000. The units were comprised of one Class A common share and one share purchase warrant. Each warrant entitled the holder to purchase one share of Synodon at an exercise price of $0.15 per share until December 13, 2013.

The shares and warrants were subject to a four-month statutory hold period that expired on April 14, 2013. Finder’s fees totaling $6,440 were paid in connection with the private placement and 64,400 finder’s warrants, having terms the same as the private placement warrants, were issued in accordance with the policies of the TSX-V.

The fair value of the warrants and the finder’s warrants was determined to be $0.03 per warrant was determined using the Black-Scholes pricing model and assuming a risk-free interest rate of 1.1%, a dividend yield of 0%, an expected volatility of 80.4% and an expected life of the warrants of twelve months. The resulting fair value of $106,779 ($104,535 for warrants and $2,244 for finder’s warrants) is included in the warrants issued. Costs of issuance were allocated to these warrants in the amount of $10,062.

Share options

Under the Company’s incentive stock option plan (the “Plan”), options to purchase common shares may be granted by the Board of Directors to directors, officers, employees or consultants of the Company, or its subsidiaries. The Company has reserved up to 8,244,203 shares (prior to 2014 Annual General Meeting held June 12, 2014: 6,024,690) for the settlement of options. The exercise price per share and the vesting period shall be determined at the time of grant by the Board of Directors.

Except for the grant on July 4, 2002, which vested when specific performance criteria were met, options granted prior to October 31, 2006 vested immediately. Options granted subsequent to October 31, 2006 generally vest over a period of three years.

The option period for options granted prior to April 30, 2006 ranged from three to ten years. For options granted since April 30, 2006 the option period does not exceed five years.

There have not been any non-employee options granted in exchange for services since April 30, 2006.

If an option has lapsed, the Board of Directors may grant new options covering the shares not purchased. If an officer, employee or consultant is terminated for cause, all unexercised option rights terminate immediately. If a person ceases to be a director, officer, employee or consultant of the Company for reasons other than for cause (as set forth in the Plan), such participant shall have the right for a period not exceeding one year from the date of ceasing to be a director, officer, employee or consultant to exercise their outstanding and vested options under the Plan.

	October 31, 2014		October 31, 2013
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price

Outstanding, beginning of year	4,330,000	$0.3585	4,530,000	$0.3771

Granted	1,350,000	0.1650	-	-

Exercised	(100,000)	0.1800	-	-

Expired	(605,000)	0.4836	(200,000)	0.7800

Outstanding, end of year	4,975,000	$0.2943	4,330,000	$0.3585

Options exercisable at end of year	4,300,000	$0.3146	4,330,000	$0.3585

On November 26, 2013, 1,350,000 options were granted to directors, officers and employees at $0.165 for a period of five years. Half the options vested immediately and the balance vested on November 26, 2014.

On November 29, 2013, 100,000 options granted at $0.30 to a company officer expired.

SYNODON	2014 Audited Consolidated Financial Statements	17

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

The following table summarizes information about share options outstanding as at October 31, 2014:

Range of exercise prices	Year of grant	Number outstanding	Number exercisable	Weighted average remaining contractual life	Weighted average exercise price

0.205-0.60	2010	2,075,000	2,075,000	0.4	$0.4639

0.18	2012	1,550,000	1,550,000	2.3	0.1800

0.165	2014	1,350,000	675,000	4.1	0.1650

		4,975,000	4,300,000	1.7	$0.3146
The following table summarizes information about share options outstanding as at October 31, 2013:
Range of exercise prices	Year of grant	Number outstanding	Number exercisable	Weighted average remaining	Weighted average exercise price

0.30-0.61	2009	605,000	605,000	0.8	$0.4836

0.205-0.60	2010	2,075,000	2,075,000	1.4	0.4639

0.18	2012	1,650,000	1,650,000	3.3	0.1800

		4,330,000	4,330,000	2.0	$0.3146

The treasury stock method is used to calculate loss per share and under this method options that are anti-dilutive are excluded from the calculation of diluted loss per share. For the years ended October 31, 2014 and 2013, all outstanding options were considered anti-dilutive because the Company recorded a loss over those periods.

The following assumptions were used to estimate the fair value of 1,350,000 options granted during the year that ended October 31, 2014:

	2014	2013

Estimated fair values	$0,085	$0.00

Weighted average exercise price	$0,165	$0.00

Expected forfeiture rate	2.30%	0.00%

Expected dividend yield	0.00%	0.00%

Weighted average risk-free interest rate	1.16%	0.00%

Expected volatility	83.3%	0%

Weighted average expected life	2.75	0

No share options were granted in the year ended October 31, 2013.

SYNODON	2014 Audited Consolidated Financial Statements	18

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

Warrants

The following Class A common share purchase warrants were outstanding at October 31, 2014 and 2013:

October 31, 2014			October 31, 2013
Exercise price	Expiry date	Number outstanding and exercisable #	Exercise price	Expiry date	Number outstanding and exercisable #

$0.255	July 11, 2015	10,000	$0.15	December 13, 2013	3,000,000

$0.375	July 11, 2015	902,500	$0.15	December 13, 2013	64,400

		912,500			3,064,400

In December 2013, 2,613,400 warrants expired resulting in a reclassification of $82,483 from warrants issued to contributed surplus.

In September 2013, 225,000 warrants expired resulting in a reclassification of $6,970 from warrants issued to contributed surplus.

In August 2013, 1,971,334 warrants expired resulting in a reclassification of $58,074 from warrants issued to contributed surplus.

In June 2013, 8,083,333 warrants expired resulting in a reclassification of $445,082 from warrants issued to contributed surplus.

In November 2012, 5,386,905 warrants expired resulting in a reclassification of $779,046 from warrants issued to contributed surplus.

The following table sets out the change in warrants issued:

	For the years ended October 31
	2014	2013

Balance, beginning of year	$96,717	$1,734,113

Warrant exercises	(14,234)	(444,941)

Warrants issued on private placement units, net of issuance costs of $5,333	34,449	-

Expiry of warrants issued on December 2012 private placement units	(82,483)	-

Expiry of warrants issued on 2011 private placement units	-	(445,082)

Expiry of warrants issued on 2010 private placement units	-	(779,046)

Warrants issued on private placement units, net of issuance costs of $10,062	-	96,717

Expiry of warrants issued on September 2012 private placement units	-	(6,970)

Expiry of warrants issued on August 2012 private placement units	-	(58,074)

Balance, end of year	$34,449	$96,717

The treasury stock method is used to calculate loss per share and under this method warrants that are anti-dilutive are excluded from the calculation of diluted loss per share. For the years ended October 31, 2014 and 2013, all outstanding warrants were considered anti-dilutive because the Company recorded a loss over those periods.

In the year ended October 31, 2014, 451,000 warrants were exercised at $0.15

SYNODON	2014 Audited Consolidated Financial Statements	19

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

Contributed surplus

The following table sets out the change in contributed surplus:

	For the years ended October 31
	2014	2013

Balance, beginning of year	$7,262,574	$3,701,277

Stock-based compensation	111,042	-

Exercise of options	(8,128)	-

Exercise of warrants	14,234	2,272,125

Expiry of warrants issued on December 2012 private placement units	82,483	-

Expiry of warrants issued on September 2012 private placement units	-	6,970

Expiry of warrants issued on August 2012 private placement units	-	58,073

Expiry of warrants issued on 2011 private placement units	-	445,083

Expiry of warrants issued on 2010 private placement units	-	779,046

Balance, end of year	$7,462,205	$7,262,574

8. TAXES

The Company’s income tax expense can be reconciled to the loss for the period per the consolidated statements of comprehensive loss as follows:

	For the years ended October 31
	2014	2013

Combined statutory federal and provincial tax rate at 25.0% [2013: 25.0%]	$(319,800)	$(501,000)

Adjustment for

Tax rate difference on foreign subsidiary	(25,800)	(71,600)

Stock-based compensation	27,800	-

Unrecognized losses	293,600	562,900

Other	24,200	9,700

Income tax expense	$-	$-

Deferred tax assets have not been recognized in respect of the following items:

	As at October 31
	2014	2013

Non-capital loss carryforwards	$3,302,500	$3,240,000

SRED expense carryforwards	602,600	488,400

Equipment	(1,400)	(1,500)

Cumulative eligible capital	11,200	12,100

Share issuance costs	44,600	57,400

Total unrecognized deferred income tax assets	$3,959,500	$3,796,400

As at October 31, 2014, the Company had approximately $11,141,000 (2013: $11,400,000) of Canadian non-capital losses and $1,521,300 (2013: $1,240,630) of foreign non-capital losses available to reduce future years’ taxable income, expiring between 2015 and 2034 (2013: 2014 to 2033). The Company also has investment tax credits of approximately $614,500 (2013: $522,160) available to reduce income taxes payable expiring between 2015 and 2032 (2013: 2014 to 2031).

As at October 31, 2014, the Company also had $2,410,400 (2013 - $1,953,800) SRED expenditures available to reduce income for tax purposes in future periods. These expenditures may be carried forward indefinitely.

SYNODON	2014 Audited Consolidated Financial Statements	20

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

Deferred income tax assets have not been recognized in respect of these items because of the uncertainty around future taxable profit against which the Company can utilize the benefits.

9. GOVERNMENT ASSISTANCE

Although repayments under these programs were made in fiscal 2014, significant uncertainty surrounding the likelihood and timing of future repayments remain. As such, future repayments are treated as contingent liabilities until management can make a reliable estimate of the related liabilities. Based on signed customer contracts the following amounts have been recorded as liabilities: IERD - $50,434, TECTERRA - $22,522 and AVAC - $25,217.

TECTERRA Inc.

On April 4, 2012, TECTERRA Inc. committed funds to develop zone classification capability for the realSens™ instrument and the Company received $130,535 when the project was completed in April 2014.

The funding received is interest free and repayable based on the commercial success of the project. The Company makes quarterly payments to TECTERRA equal to the lesser of 20% of the funding received, or 25% of the gross revenue accrued from the sale of the enhanced service. Shortfalls are cumulative in nature and are carried forward until all amounts owing to TECTERRA under this repayment method have been paid in full.

$29,535 was expensed during the 2014 fiscal year (2013: $4,306).

Repayment of government assistance to TECTERRA, as at October 31, 2014 was $33,841.

Government of Alberta

On June 9, 2014, the Company was awarded a two-year grant through the Alberta Innovates Technology Futures program designed to help bring technical solutions to commercialization. The grant of $124,000 has two components: The first is $110,000 to be paid in 24 monthly instalments and the second is $7,000 to be paid annually on June 1, 2014 and 2015.

$25,333 was recorded during the 2014 fiscal year (2013: $nil). These amounts were recorded as a reduction of research and development expenses.

AVAC funding

On December 18, 2008, AVAC Ltd., through its Capacity Builder program, committed funding to the realSens™ project. $1,144,000 was received from AVAC subject to 20% annual compound interest up to a maximum of $2,288,000. The funds are repayable by way of a royalty based on 1.5% of revenue beginning in October 2009. AVAC was granted a first priority General Security Agreement on all of Synodon’s assets in consideration of the funding.

$39,539 was expensed during the 2014 fiscal year (2013: $10,496).

Repayment of government assistance to AVAC as at October 31, 2014 was $73,887.

IERD funding

In 2004, the Company qualified for funding under the Industry Energy Research and Development Program (IERD). IERD advanced an amount equal to 28% of eligible costs incurred, up to a maximum of $600,000 to Synodon. The advances are interest free and repayable as to 3% of revenue earned in connection with the project. The project was completed during fiscal 2010 and Synodon received $586,437.

$79,077 was expensed during the 2014 fiscal year (2013: $22,065).

Repayment of government assistance to IERD, as at October 31, 2014 was $148,846.

SRED funding

Subject to review and approval by the Canada Revenue Agency (CRA), the Income Tax Act (Canada) allows for certain research and development deductions, tax credits and/or refunds of eligible expenditures under the government’s Scientific Research and Experimental Development Program (“SRED”).

The Company received $202,757 from the Alberta government in April 2013 relating to claims from 2010 and 2011 and $51,747 in October 2014 under the SRED program, which were recorded as a recovery of research and development expense in those respective fiscal years.

SYNODON	2014 Audited Consolidated Financial Statements	21

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

The Company has $2,410,400 as at October 31, 2014 of SRED expenditures available to be used in the future to reduce income for tax purposes.

10. RESEARCH AND DEVELOPMENT

Since inception the Company has incurred $8,561,685 in research and development expenses related to its technologies. Research and development costs, reductions due to government assistance, and repayments of government assistance are summarized as follows:

	For the years ended October 31
	2014	2013

Research and development expenses	$314,485	$374,324
Add repayment of government assistance:

IERD	79,077	22,065

AVAC	39,539	10,496

TECTERRA	29,535	4,306
Less government assistance:

Tecterra	-	(26,408)

Alberta Ingenuity/NSERC	(25,333)	-

SR&ED	(51,747)	(202,757)

	$385,556	$182,026

11. RELATED PARTY TRANSACTIONS

In the years ended October 31, 2014 and 2013, there were no related party transactions other than options issued to directors and named officers as disclosed in note 7.

The remuneration paid to directors and named officers was as follows:

	For the years ended October 31
	2014	2013

Short-term benefits	$400,000	$395,834

Share-based payments	69,975	-

Total remuneration	$469,975	$395,834

12. NON-CASH TRANSACTIONS

The Company entered into the following non-cash transactions which are not reflected in the consolidated statements of cash flows:

Year ended October 31, 2014

(a)	10,000 finder’s warrants were issued at a price of $0.255 as described in Note 7. The finder’s warrants were valued at $436.

SYNODON	2014 Audited Consolidated Financial Statements	22

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

Year ended October 31, 2013

(a)	64,400 finder’s warrants were issued at a price of $0.15 as described in Note 7. The finder’s warrants were valued at $2,244.

13. CAPITAL DISCLOSURES

The Company’s capital management objective is to ensure that it has sufficient financial resources to meet its short and long term capital requirements. The Company’s capital includes accounts payable and equity. To date, the Company has relied primarily on the issue of common shares as a source of capital. Additional funding has been obtained from leases, government grants and financial assistance for developing businesses, as discussed in Notes 9 and 15. In the future the company may need to issue additional equity and/or take on debt in order to finance its operations.

14. FINANCIAL INSTRUMENTS

As part of its operations the Company carries a number of financial instruments. It is management’s opinion that the Company is not exposed to significant market risk; however, there may be credit risk or liquidity risk as discussed below.

a)	Fair value

The fair value of financial assets and liabilities at amortized cost is determined in accordance with generally accepted pricing models based on discounted cash flow analysis or using prices from observable current market transactions. Management believes that the carrying amounts of the Company’s financial assets and liabilities recognized at amortized cost in the consolidated financial statements approximate their fair value.

The fair value of all the other financial instruments approximates their carrying value because of the demand nature or short-term maturity of these instruments. Financial instruments are classified into three groups based on the degree to which the inputs used to determine their fair value are observable.

●	Level 1: fair value measurements are derived from quoted prices in active markets for identical assets or liabilities.
●	Level 2: fair value measurements are derived from inputs other than quoted prices included in Level 1, that are observable either directly or indirectly.
●	Level 3: fair value measurements are derived from valuation techniques that include inputs not based on observable market data.

In all periods presented, cash and cash equivalents are considered to be Level 1 financial assets. Accounts receivable, accounts payable, billings in excess of earnings, long term repayment of government assistance and unbilled revenue are considered to be Level 2 financial assets.

There were no transfers of assets between levels in the current or prior year. No financial instruments were classified as Level 3.

b)	Market risk

Market risk is the risk of adverse financial impact as a consequence of market movements such as currency exchange rates, interest rates and other price changes. Changing market conditions can cause fluctuations in the value of assets and liabilities due, for example, to changes in interest rates or currency exchange rates, among other things.

Interest rate risk management

Interest rate risk is the risk that the value of a financial instrument might be adversely affected by a change in interest rates. The Company’s cash and cash equivalents earn interest (if any) at various interest rates. Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on the estimated value of these instruments. Future cash flows from interest income on cash and cash equivalents will also be affected by changes in interest rates. The Company manages interest rate risk by investing in short-term financial instruments with varying maturities when warranted.

Currency risk management

The Company earns revenue, incurs expenses and has financial assets such as cash and cash equivalents denominated in U.S. dollars. The fair value of these financial assets, liabilities and instruments fluctuates with changes in the exchange rate between the U.S. and Canadian dollars. The Company does not currently have any currency hedges in place, nor is the currency risk actively managed.

SYNODON	2014 Audited Consolidated Financial Statements	23

NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS for the years ended October 31, 2014 and 2013

The sensitivity of these net assets to a 10% change in the exchange rate would result in a change in net loss for the year of approximately $51,000 (2013- $53,164).

c)	Credit risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to perform its contractual obligations.

The Company’s cash and cash equivalents are held at major Canadian and U.S. financial institutions to guard against credit risk. These institutions typically carry insurance and operate in a highly regulated environment but there can be no assurances that the Company will not suffer losses as a result of credit risk related to its cash and cash equivalents.

Accounts receivable represents liabilities of the Company’s customers and other parties with whom the Company has dealings. Due to the limited number of customers that currently purchase the Company’s services and the high concentration of accounts receivable (one customer represented 87%), the Company is subject to a real, and potentially substantial credit risk.

d)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations. The expected remaining contractual maturities of the Company’s financial assets and liabilities are shown in the table below. Based on the available financial resources as at October 31, 2014, the Company’s ongoing general and administrative expenses, and its future commitments, the reader is cautioned that a material liquidity risk exists as of the date of these financial statements.

	As at October 31, 2014
	Less than 3 months	3 months to 1 year	1 to 5 years	5+ years	Total
Cash and cash equivalents	$458,782	$-	$-	$-	$458,782

Accounts receivable	366,531	-	-	-	366,531

Unbilled revenue	651,824	-	-	-	651,824

	$1,477,137	$-	$-	$-	$1,477,137
Accounts payable and accrued liabilities	$854,272	$-	$-	$-	$854,272

Billings in excess of earnings	174,547	-	-	-	174,547

Long term government liabilities	-	-	24,955	-	24,955

	$1,028,819	$-	$24,955	$-	$1,053,774

15. SUBSEQUENT EVENTS

On December 2, 2014, 1,150,000 options previously granted at $0.60 expired.

On February 19, 2015, 325,000 options previously granted at $0.46 expired.

The Company committed to minimum lease payments on its office premises from February 1, 2015 to January 31, 2020 totaling $565,553. In addition to minimum lease payments, the lease requires payment of the Company’s proportionate share of operating costs for the premises, including real estate taxes and common area maintenance expenses.

The Company committed to contracts and purchase orders for the production of additional realSens™ equipment totaling $1,992,611. Of that amount, $988,644 is a firm commitment as of October 31, 2014, and the balance can be cancelled without penalty. In addition to these contracts, the Company committed to the purchase of other equipment totaling $48,100.

SYNODON	2014 Audited Consolidated Financial Statements	24